                                                                      Exhibit 99
                                                                      ----------

Reporting Person:                  Robert P. Oliver

Address:                           c/o CorDev Corporation
                                   2600 El Camino Real, Ste. 400
                                   Palo Alto, CA 94306

Issuer and Symbol:                 Crdentia Corp. [CRNC.OB]

Statement for:                     September 2, 2003


Explanation of Response:
------------------------

The Convertible Subordinated Promissory Note (the "Note") was purchased pursuant to a certain subscription agreement between Robert P. Oliver Community Property Trust dated 5-5-75 (the "Reporting Person's Trust") and the Issuer, whereby the Reporting Person's Trust purchased a Note in the aggregate principal amount of $50,000. The Note has a twelve month maturity and is convertible at the option of the Reporting Person into shares of the Issuer's common stock at a share conversion price equal to the lesser of (1) $1.50 per share or (2) the per share price of equity securities issued in the Company's next private equity financing.